Exhibit 99.1

Contacts:	Investor Inquiries: Russo Partners
Arena Pharmaceuticals, Inc.	Cindy McGee, Vice President
Robert E. Hoffman	cindy.mcgee@russopartnersllc.com
Vice President, Finance and Chief Financial Officer	619.308.6538
858.453.7200, ext. 222

Media Inquiries: Russo Partners
David Schull, President
david.schull@russopartnersllc.com
858.717.2310

www.arenapharm.com

Arena Pharmaceuticals Announces Third Quarter 2011 Financial Results

SAN DIEGO, CA, November 9, 2011—Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the third quarter ended September 30, 2011.

“We are focused on submitting our response to the FDA for the lorcaserin complete response letter around year-end and filing the lorcaserin marketing authorization application with the European Medicines Agency in the first half of next year,” stated Jack Lief, Arena’s President and Chief Executive Officer. “With our lorcaserin program, we have the potential to provide a completely new treatment option to help patients reduce their weight and improve co-morbid conditions associated with obesity.”

Research and development expenses continued to decline in the third quarter of 2011 to $15.0 million, compared to $20.2 million in the third quarter of 2010. Research and development expenses in the first nine months of 2011 declined to $45.6 million from $59.0 million in the first nine months of 2010. These decreases are primarily attributable to Arena’s first quarter 2011 workforce reduction and ongoing cost-containment efforts, as well as completion of the Phase 3 lorcaserin clinical trials. General and administrative expenses decreased to $6.0 million in the third quarter of 2011, compared to $6.9 million in the third quarter of 2010, and $19.0 million in the first nine months of 2011, compared to $20.6 million in the first nine months of 2010.

Total interest and other expense in the third quarter of 2011 decreased to $3.4 million, compared to $14.5 million in the third quarter of 2010. Total interest and other expense in the first nine months of 2011 decreased to $21.1 million, compared to $22.4 million in the first nine months of 2010. These decreases are primarily attributable to a reduction in interest expense resulting from Arena’s principal prepayments on its Deerfield loan of $20.0 million in January 2011 and $17.7 million in March 2011. Arena’s net loss allocable to common stockholders in the third quarter of 2011 was $22.7 million, or $0.16 per share, compared to $36.3 million, or $0.31 per share, in the third quarter of 2010. Including $10.5 million of non-cash debt extinguishment charges and $3.5 million of restructuring charges, Arena’s net loss allocable to common stockholders in the first nine months of 2011 was $87.8 million, or $0.64 per share, compared to $96.3 million, or $0.91 per share, in the first nine months of 2010.

At September 30, 2011, cash and cash equivalents totaled $77.9 million and approximately 146.0 million shares of common stock were outstanding.

Lorcaserin Regulatory Update

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Modified and repeated two preclinical studies to further assess lorcaserin’s abuse potential: A study of serotonin 2A and 2C receptor-associated behaviors and a drug discrimination study. Arena believes the results of these studies are consistent with the results of the similar studies previously conducted and that were included in the original lorcaserin New Drug Application (NDA).

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Investigated the potency of lorcaserin relative to a spectrum of 33 reference compounds, including compounds known to cause valvulopathy and those not known to cause valvulopathy, as part of the serotonin 2B receptor analyses to further refine lorcaserin’s receptor activity. Arena believes the results demonstrate that lorcaserin’s potency is closer to the reference compounds not known to cause valvulopathy than the reference compounds known to cause valvulopathy. Arena expects to complete the remainder of the receptor work, including analyses to relate receptor potency to human exposure, in time to submit the complete response to the US Food and Drug Administration (FDA) around the end of the year.

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Analyzed time to death due to mammary adenocarcinoma as an additional indicator of rat mammary tumor aggressiveness using the Pathology Working Group’s updated data set. Time to death specifically attributed to mammary adenocarcinoma was significantly decreased only in the lorcaserin high-dose group. In a second analysis which assumed deaths due to unspecified mammary tumor in rats with both fibroadenoma and adenocarcinoma were caused by adenocarcinoma, time to death was accelerated in the lorcaserin mid-dose group as well, although the incidence of mammary adenocarcinoma was not increased over controls in the mid-dose group.

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A series of mechanistic studies that are intended to test whether there is a causal relationship between lorcaserin, prolactin and mammary tumor development in rats is ongoing. Arena expects to complete these studies in time to submit the complete response to the FDA around the end of the year.

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Assigned the UK’s Medicines and Healthcare products Regulatory Agency as marketing authorization application Rapporteur and Sweden’s Medical Products Agency as Co-rapporteur. Arena also received approval from the Pediatric Development Committee for its pediatric investigation plan application, which defers all pediatric studies until after European Medicines Agency approval.

Other recent developments include:

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Entered into an equity line of credit agreement with Azimuth Opportunity, L.P., or Azimuth, that provides that, upon the terms and subject to the conditions and limitations set forth in the agreement, Azimuth is committed to purchase up to $50 million worth of shares of Arena common stock over a 24-month term. Arena will determine, at its sole discretion, the timing and amount of any sales of its stock, subject to certain conditions.

•	Presented three posters of new data analyses from the lorcaserin Phase 3 clinical trial program at Obesity 2011, the 29th Annual Scientific Meeting of The Obesity Society.

•	Announced that Robert E. Hoffman rejoined Arena as Vice President, Finance and Chief Financial Officer.

Scheduled Financial Results Call

Arena will host a conference call and webcast to discuss the third quarter 2011 financial results and to provide a business and financial update tomorrow, November 10, 2011, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time).

The conference call may be accessed by dialing 877.643.7155 for domestic callers and 914.495.8552 for international callers. Please specify to the operator that you would like to join the “Arena Pharmaceuticals’ Third Quarter 2011 Financial Results Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Upcoming Corporate Presentations

Arena is planning to present at upcoming investment and industry conferences, including:

•	Piper Jaffray 23rd Annual Health Care Conference, November 29-30, 2011, New York, New York

•	30th Annual J.P. Morgan Healthcare Conference, January 9-12, 2012, San Francisco, California

About Lorcaserin

Lorcaserin is an investigational drug candidate intended for weight management, including weight loss and maintenance of weight loss, in patients who are obese (BMI >30) or patients who are overweight (BMI >27) and have at least one weight-related co-morbid condition. Lorcaserin is a new chemical entity that is believed to act as a selective serotonin 2C receptor agonist. The serotonin 2C receptor is expressed in the brain, including the hypothalamus, an area believed to be involved in the control of appetite and metabolism. Arena has patents that cover lorcaserin in the United States and other jurisdictions that in most cases are capable of continuing into 2023 without taking into account any patent term extensions or other exclusivity Arena might obtain.

Arena submitted a NDA for lorcaserin to the FDA in December 2009, and the FDA issued a Complete Response Letter (CRL) in October 2010. Arena’s wholly owned subsidiary, Arena Pharmaceuticals GmbH, has granted Eisai Inc. exclusive rights to market and distribute lorcaserin in the United States subject to FDA approval of the lorcaserin NDA.

About Arena Pharmaceuticals

Arena is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing oral drugs that target G protein-coupled receptors, an important class of validated drug targets, in four major therapeutic areas: cardiovascular, central nervous system, inflammatory and metabolic diseases. Arena’s most advanced drug candidate is intended for weight management.

Arena Pharmaceuticals® and Arena® are registered service marks of the company.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the advancement, therapeutic indication and use, safety, efficacy, tolerability, abuse potential, mechanism of action and potential of lorcaserin; lorcaserin’s potency with respect to compounds known to cause valvulopathy; the response to the lorcaserin CRL and the filing of an MAA for lorcaserin, including related plans, activities, progress and timing; the Eisai collaboration and potential activities thereunder; the equity line of credit with Azimuth and potential activities thereunder; lorcaserin’s patent coverage; and Arena’s focus, goals, strategy, research and development programs, and ability to develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities

Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: the timing of regulatory review and approval is uncertain; regulatory agencies may interpret or weigh the importance of data differently and reach different conclusions than we or others do, request additional information, have additional recommendations or change their guidance or requirements before or after approval; the risk that data and other information related to Arena’s research and development programs may not meet safety or efficacy requirements or otherwise be sufficient for regulatory approval; Arena’s response to the CRL for the lorcaserin NDA or submission of a Marketing Authorization Application for regulatory approval of lorcaserin may not be submitted when anticipated, if at all; unexpected or unfavorable new data; risks related to commercializing new products; Arena’s ability to obtain and defend its patents; the timing, success and cost of Arena’s research and development programs; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; clinical trials and other studies may not proceed at the time or in the manner expected or at all; Arena’s ability to obtain adequate funds; risks related to relying on collaborative agreements; the timing and receipt of payments and fees, if any, from collaborators; and satisfactory resolution of pending and any future litigation or other disagreements with others. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

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Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Revenues
Manufacturing services	$1,713	$1,846	$4,390	$5,258
Collaborative agreements	1,746	5,783	6,253	7,343

Total revenues	3,459	7,629	10,643	12,601
Operating Expenses
Cost of manufacturing services	1,557	1,814	6,215	5,309
Research and development	14,978	20,155	45,616	58,971
General and administrative	6,029	6,862	18,996	20,636
Restructuring charges	0	0	3,467	0
Amortization of acquired technology & other intangibles	197	541	819	1,609

Total operating expenses	22,761	29,372	75,113	86,525
Interest and Other Income (Expense)
Interest income	20	107	102	338
Interest expense	(3,211)	(6,267)	(11,087)	(16,198)
Gain (Loss) from valuation of derivative liabilities	(233)	3,023	387	4,857
Loss on extinguishment of debt	0	(12,354)	(10,514)	(12,354)
Other	(10)	968	40	988

Total interest and other expense, net	(3,434)	(14,523)	(21,072)	(22,369)

Net loss	(22,736)	(36,266)	(85,542)	(96,293)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	0	0	(2,260)	0

Net loss allocable to common stockholders	$(22,736)	$(36,266)	$(87,802)	$(96,293)

Net loss per share allocable to common stockholders, basic	$(0.16)	$(0.31)	$(0.64)	$(0.91)

Net loss per share allocable to common stockholders, diluted	$(0.16)	$(0.31)	$(0.64)	$(0.91)

Shares used in calculating net loss per share allocable to common stockholders, basic	145,965	117,409	136,860	105,582

Shares used in calculating net loss per share allocable to common stockholders, diluted	145,965	117,409	136,860	105,582

Arena Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

	September 30, 2011	December 31, 2010 [1]
	(unaudited)
Assets
Cash and cash equivalents	$77,883	$150,669
Accounts receivable	2,015	3,499
Other current assets	2,486	2,638
Land, property & equipment, net	85,245	91,533
Acquired technology & other non-current assets	17,370	18,023

Total assets	$184,999	$266,362

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$9,608	$10,680
Total deferred revenues	45,201	48,077
Total derivative liabilities	1,277	2,271
Total note payable to Siegfried	3,686	10,361
Total note payable to Deerfield [2]	13,769	37,777
Total lease financing obligations & other long-term liabilities	76,319	77,181
Total stockholders’ equity	35,139	80,015

Total liabilities & stockholders’ equity	$184,999	$266,362

[1]	The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.
[2]	The outstanding principal balance of the note payable to Deerfield was $22.3 million at September 30, 2011 and $60.0 million at December 31, 2010.

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